U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MTGE Investment Corp.
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On April 17, 2017, MTGE Investment Corp. released the following disclosure to update the paragraph beginning "Our Management Agreement" on page 27 of its Proxy Statement filed with the U.S. Securities and Exchange Commission on March 22, 2017. Amendments to the original language are in bold italics.

Our Management Agreement
We are externally managed by our Manager pursuant to the terms of our amended and restated management agreement, dated as of July 1, 2016. Because we have no employees other than employees of our subsidiary RCS, our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and direction of our Board of Directors. Under our management agreement, our Manager is responsible for managing our affairs and provides us with a management team, including a chief executive officer, chief financial officer and one or more chief investment officers or similar positions. Our executive officers are employees of our Manager and do not receive any compensation from us. In addition, we do not reimburse our Manager for any of their compensation. Instead, our Manager uses the proceeds from the management fee, in part, to pay compensation to its officers and personnel, including our executive officers. With the exception of our Chief Accounting Officer, our executive officers are also executive officers of our Manager’s ultimate corporate parent, AGNC. All of our executive officers have duties and responsibilities to AGNC and its subsidiaries that do not relate to the Company. No specific portion of the management fee is allocated to the compensation of our executive officers by either us or our Manager because these individuals manage or are associated with both AGNC and MTGE, and the research and investment strategies they employ and other work they perform may impact both AGNC and MTGE.  As such, compensation for our executive officers reflects the performance of both AGNC and MTGE, and decisions are based on the principles and factors described below in “Overview of our Manager’s Compensation Program and Philosophy.”

However, for context regarding our executive officers’ compensation in relation to our management fee, we provide an estimate of aggregate compensation of our executive officers that may reasonably be associated with MTGE based on MTGE’s average total stockholders’ equity for the period from the Manager Acquisition to December 31, 2016, compared to average total stockholders’ equity of both AGNC and MTGE during the same period.1 We have included all compensation paid to our Chief Accounting Officer, who devotes the majority of his time to MTGE, in compensation that may reasonably be associated with MTGE. Applying such methodology to compensation of our executive officers for the period from the Manager Acquisition to December 31, 2016, the total compensation of the executive officers reasonably associated with their management of MTGE is $1.5 million, which represents 22% of the management fee paid by MTGE to the Manager over this time period. As noted above, we provide this information solely for reference purposes. It is not a representation of our executive officers’ actual allocation of time or responsibilities to MTGE, and changes in our Manager’ s compensation of our executive officers will neither increase nor decrease the management fee we pay.

For additional information about our management agreement, please see “Certain Transactions with Related Persons-Related Person Transactions” above.

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1Average total stockholders’ equity for the period from the Manager Acquisition to December 31, 2016 calculated as the simple average of total stockholders’ equity on June 30, 2016; September 30, 2016; and December 31, 2016.